Exhibit 3.36

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

PETMATRIX LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Petmatrix LLC, a New York limited liability company (the “Company”), effective as of June 1, 2017, is entered into by Salix Animal Health, LLC, a Florida limited liability company (the “Managing Member”) and Alaska Merger Acquisition Corp., a Delaware corporation, each as the members of the Company (together with each person or entity who may hereafter be admitted as a member in accordance with the terms of this Agreement, collectively, the “Members”);

WHEREAS, the Company was formed as a limited liability company on January 11, 2008 by the filing of the Articles of Organization of the Company (as amended (including by any certificates of change), the “Articles”) with the New York Department of State pursuant to and in accordance with the New York Limited Liability Company Law, as amended from time to time (the “NY LLC Law”);

WHEREAS, the Company was previously governed by the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 22, 2012 (as amended, the “Prior Effective Agreement”), by and among the members of the Company party thereto (the “Prior Members”);

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of April 26, 2017, by and among Spectrum Brands Inc., a Delaware corporation, Alaska 2017 Merger LLC, a Delaware limited liability company (“Merger Sub”), the Company and Mark Stern, solely in his capacity as the Securityholder Representative (the “Merger Agreement”), as of the Effective Date (as defined in the Merger Agreement), Merger Sub has merged with and into the Company (the “Merger”), the separate entity existence of Merger Sub thereupon ceased and the Company has continued to exist as the surviving limited liability company under its present name;

WHEREAS, by virtue of the Merger and without any action on the part of the Prior Members, as of the Effective Date (as defined in the Merger Agreement), the Prior Effective Agreement has been amended and restated in the form of the Limited Liability Company Agreement of Merger Sub, dated as of April 26, 2017, by and between the Members (as amended, the “Merger Sub LLC Agreement”);

WHEREAS, the Members desire to amend and restate the Merger Sub LLC Agreement to read in its entirety as set forth herein.

NOW, THEREFORE, the Members agree as follows:

1. Name. The name of the Company is “Petmatrix LLC”.

2. Purpose. The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the NY LLC Law and to engage in any and all activities necessary or incidental thereto.

3. Principal Office; Registered Agent.

(a) Principal Office. The location of the principal office of the Company shall be c/o Petmatrix LLC One Rider Trail Plaza Drive, Suite 300 Earth City, Mo 63045, or such other location as the Managing Member may from time to time designate.

(b) Registered Agent. The registered agent of the Company for service of process in the State of New York and the registered office of the Company in the State of New York shall be that person and location reflected in the Articles. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

4. Members.

(a) Members. The name, mailing address and number of Units (as defined below) of each Member are as set forth opposite such Member’s name on Schedule I attached hereto, as may be amended from time to time in accordance with the provisions of this Agreement.

(b) Additional Members. One or more additional members may be admitted to the Company with the consent of the Managing Member. Prior to the admission of any such additional members to the Company, the Managing Member shall amend this Agreement to make such changes as the Managing Member shall determine to reflect the fact that the Company shall have such additional members. The admission of any such additional member is conditional upon such additional member’s written agreement to be bound by this Agreement.

5. Units. The Company may issue an unlimited number of membership interests (“Units”) for any consideration and on any terms and conditions established by the Managing Member. The Company will not issue any certificates to evidence ownership of Units.

6. Transfer of Units. No Member may sell, assign, exchange, gift, bequest, pledge, hypothecate, transfer or otherwise dispose of or encumber any of such Member’s Units without the written consent of the Managing Member.

7. Management.

(a) Authority; Powers and Duties of the Managing Member. The Managing Member shall have exclusive and complete authority and discretion to manage the operations and affairs of the Company and to make all decisions regarding the business of the Company. No resolution, action or decision required or permitted to be taken, adopted or made by the Managing Member may be so taken, adopted or made without the approval of the Managing Member. Any such action taken by the Managing Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement. The Managing Member shall have all rights and powers of a manger under the NY LLC Law, and shall have such authority, rights, and powers in the management of the Company to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes of this Agreement.

(b) Election of Officers; Delegation of Authority. The Managing Member may, from time to time, designate one or more officers with such titles as may be designated by the Managing Member to act in the name of the Company with such authority as may be delegated to such officers by the Managing Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Managing Member. Any action taken by an Officer designated by the Managing Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her. The Managing Members may remove any Officer person at any time, without cause. The Managing Member hereby appoints the following named persons to be the initial Officers of the Company and to serve with the title indicated:

NAME	TITLE
Randy Lewis	President and Chief Executive Officer
Daniel J. Kochenash	Chief Operating Officer
Gregory Sullivan	Treasurer and Chief Financial Officer
Donald Pellegrino	Vice President
Maggie Marchese	Vice President
Joanne P. Chomiak	Vice President and Treasurer
Nathan E. Fagre	Vice President
Scott T. Piering	Vice President
Mike G. Pfefferkorn	Vice President
Heather L. Clefisch	Secretary
Angela Simmons	Assistant Secretary

8. Indemnification.

(a) Definition of Covered Persons. For the purposes of this Section 8, the term “Covered Person” means any past or present Member (including the Managing Member), any successors or heirs of a past or present Member (including the Managing Member), any past or present affiliate of a past or present Member (including the Managing Member), any past or present officers or managers, as applicable, of the Company and Friend Skoler & Co. LLC, a New Jersey limited liability company (“Friend Skoler”); provided, however, that, to the extent required by the Merger Agreement, Friend Skoler and its officers and managers shall be considered a “Covered Person” only to the extent indemnification, advancement of expenses and exculpation by the Company existing as of April 26, 2017 in favor of such persons or entities arises from that certain Management Services Agreement and Letter Agreement, in each case dated as of December 14, 2016, by and between the Company and Friend Skoler.

(b) Liability.

(i) Except as otherwise provided by this Agreement, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(ii) Each Member’s liability for the debts and obligations of the Company shall be limited as set forth in applicable law.

(c) Exculpation.

(i) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by the Company or that Covered Person for any reason, except to the extent to which such loss, damage or claim is attributable to the Covered Person’s gross negligence, willful misconduct or material violation of this Agreement.

(ii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(d) Duties and Liabilities of Covered Persons. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for his, her or its good faith reliance on the provisions of this Agreement, including, but not limited to, Section 7.

(e) Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions or material violation of this Agreement; provided, however, that any indemnity under this Section 8 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

(f) Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time (within thirty days following receipt of an invoice therefor), be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 8(e).

9. Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 16.

10. Capital Contributions. Each Member has contributed to the capital of the Company such cash or property corresponding to such Member’s Units in the percentage set forth on Schedule I.

11. Additional Contributions. No Member is required to make any additional capital contribution to the Company. However, any Member may voluntarily make initial or additional capital contributions to the Company at any time.

12. Capital Accounts. The Managing Member shall maintain for each Member one or more capital accounts in accordance with this Section 12 and in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) promulgated under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”). Each Member’s capital account shall have an initial balance equal to the amount of cash and the fair value of property constituting that Member’s initial contribution to the capital of the Company. Each Member’s capital account shall be increased by the sum of (a) the amount of cash and the fair value of property constituting additional contributions by the Member to the capital of the Company, if any, and (b) any profits allocated to the Member’s capital account pursuant to Section 13(a). Each Member’s capital account shall be reduced by the sum of (i) the amount of cash and the fair value of any property distributed by the Company to the Member, and (ii) any losses allocated to the Member’s capital account pursuant to Section 13(a).

13. Allocations of Profits and Losses.

(a) Book Allocations. The Company’s profits and losses shall be allocated to the Members pro rata, in accordance with their ownership of Units.

(b) Tax Allocations. The Members’ distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with Section 13(a) to the fullest extent permitted by Sections 704(b) and (c) of the Code.

14. Distributions.

(a) Distributions shall be made to the Members at the times and in the amounts determined by the Managing Member. Distributions pursuant to this Section 14 shall be allocated among the Members in the same proportion as their ownership of Units.

(b) The Company shall be entitled to deduct and withhold from distributions to the Members any amounts that are required pursuant to applicable law, and any amounts so deducted and withheld from distributions to a Member shall be treated as distributed to such Member for all purposes of this Agreement.

15. Fiscal Year, Tax Matters.

(a) The fiscal year of the Company for accounting and tax purposes shall begin on October 1 and end on September 30 of each year, except for the short taxable years, if any, in the years of the Company’s formation and termination and as otherwise required by the Code and the Treasury Regulations.

(b) The Members intend the Company be classified as a partnership for United States federal, state and local income tax purposes and the parties shall not take any action inconsistent with such treatment.

(c) The Managing Member shall make such elections under the Code and other relevant tax laws as to the treatment of items of the Company’s income, gain, loss, deduction and credit, as well as to all other relevant matters, as the Managing Member deems necessary or appropriate.

(d) The Managing Member is designated, and is specifically authorized to act as a “tax matters partner” or a “partnership representative” under the Code and in any similar capacity under any law.

16. Dissolution; Liquidation.

(a) The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Managing Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 701 of the NY LLC Law, unless the Company’s existence is continued pursuant to the NY LLC Law.

(b) Upon dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Managing Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Members under this Agreement shall continue.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) thereafter, to the Members pro rata in accordance with their ownership of Units.

(d) Following dissolution and upon the commencement of the winding up of the Company, the Managing Member shall file Articles of Dissolution in accordance with the NY LLC Law.

17. Miscellaneous.

(a) Amendments. Amendments to this Agreement may be made only with the consent of the Managing Member; provided, however, that this Agreement may be amended by the Company without the consent of the Managing Member (i) to correct any clerical errors or (ii) to reflect on Schedule I hereto the admission of any additional member.

(b) Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to the conflicts of laws principles thereof.

(c) Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

(d) Counterparts. This agreement may be executed in one or more counterparts, and may be delivered by means of facsimile or electronic transmission in portable document format, each of which shall be deemed to be an original and shall be binding upon the party who executed the same, but all of such counterparts shall constitute the same agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first above written.

SALIX ANIMAL HEALTH, LLC
By: Spectrum Brands, Inc., its sole member

By:
Name: Joanne P. Chomiak
Title: Senior Vice President and Treasurer

ALASKA MERGER ACQUISITION CORP.

By:
Name: Joanne P. Chomiak
Title: Treasurer

[Signature Page to the Amended and Restated Limited Liability Company Agreement- Petmatrix LLC]

Schedule I

Members and Units

Name	Address	Units	Percentage Ownership
Salix Animal Health, LLC	c/o Spectrum Brands, Inc. 3001 Deming Way Middleton, Wisconsin 53562-1431 Attention: Nathan E. Fagre	990	99%
Alaska Merger Acquisition Corp.	c/o Spectrum Brands, Inc. 3001 Deming Way Middleton, Wisconsin 53562-1431 Attention: Joanne P. Chomiak	10	1%
Total		1000	100%